Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A, of our report dated December 18, 2002 relating to the financial statements which appear in TIBCO Software, Inc.’s Annual Report on Form 10-K for the year ended November 30, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS

San Jose, California

December 23, 2003